EXHIBIT 23.2

October 31, 2007

Board of Directors
ITonis Inc.
Klimentska 10
110 00 Prague 1
Czech Republic

Dear Sirs:

We consent to the use in this Registration Statement on Form SB-2 of our report dated April 2, 2007, relating to the consolidated financial statements of ITonis Inc. as at and for the year ended November 30, 2006, and to the reference to our firm under the caption “Experts” in the related prospectus of ITonis Inc., for the registration of up to 3,400,000 shares of its common stock and 1,000,000 shares underlying common stock purchase warrants.

Yours very truly,

/s/ Danziger Hochman Partners LLP

DANZIGER HOCHMAN PARTNERS LLP